OPTION AGREEMENT

THIS AGREEMENT is made this 25th day of July, 2018, by and between Wadena Corporation, (“Company”) and LGM Org. (“LGM”).

1.

Grant of Option.  LGM does by this Agreement, in exchange for $100, grant the Company an option to acquire any license or licenses (the “License”) awarded to LGM to cultivate, manufacture and/or sell marijuana in Long Beach, California.

2.

Exercise of Option.  The option may be exercised by written notice to LGM within 30 days after the Company is notified, or otherwise becomes aware, that LGM had been awarded a License.  Within 14 days of the Company’s election to exercise the option, LGM will transfer to the Company any License awarded to LGM and the Company will issue to LGM 35,381,250 shares of its common stock.  The shares issued upon the exercise of the option will be restricted securities as that term is defined in Rule 144 of the Securities and Exchange Commission.

3.

Reclassification, Consolidation or Merger.  If the Company’s outstanding shares of common stock are increased or reduced by a reverse or forward stock split, reclassification, distribution of a dividend payable in stock, or the like, the number of shares issuable upon the exercise of the option will be proportionately adjusted.  If prior to the exercise of the option the Company is reorganized or consolidated or merged with another corporation, LGM shall be entitled, upon the exercise of the option, to receive shares of such reorganized, consolidated or merged corporation in the same amount that LGM would have received had LGM owned such shares immediately prior to such reorganization, consolidation or merger.

4.

Binding Effect.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

WADENA CORP.

By /s/ Joseph Isaacs

      Joseph Isaacs, Chief Executive Officer

LGM ORG.

/s/ Tony Mavusi

By Tony Mavusi, Authorized Officer

Address of LGM Org.

2211 E. 69th St.

Long Beach, CA  90805